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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated April 29, 1999 relating to the combined financial statements of TD Waterhouse Securities, Inc. (a combination of certain businesses of The Toronto-Dominion Bank), which appears in such Prospectus. We also consent to the use in such Prospectus of our report dated April 29, 1999 relating to the combined financial statements of Waterhouse Securities Group (a combination of certain businesses of Waterhouse Investor Services, Inc.) for the twelve-months ended October 31, 1996, which appears as supplemental information in such prospectus. We also consent to the reference to us under the heading "Experts" in such prospectus.

PricewaterhouseCoopers LLP

New York, New York
April 30, 1999

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